As filed with the Securities and Exchange Commission on June 20, 2011

Registration No. 333-174774

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________

PATRICK INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Indiana	35-1057796
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

107 W. Franklin Street, P.O. Box 638
Elkhart, IN 46515
(574) 294-7511
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
______________

Andy L. Nemeth
Executive Vice President-Finance, Secretary-Treasurer, and Chief Financial Officer
107 W. Franklin St.
Elkhart, IN 46515
Telephone: (574) 294-7511
(Name, address, including zip code, and telephone number,
including area code, of registrant’s agent for service)
______________

Copy to:
Robert A. Schreck, Jr., P.C.
McDermott Will & Emery LLP
227 West Monroe Street, Suite 4700
Chicago, IL 60606
Telephone: (312) 372-2000
_______________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the selling shareholders.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
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CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)(2)	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee (1)(4)
Common stock, without par value, including Preferred Share Purchase Rights (3)	250,000	$2.18	$545,000	$63.28

(1) The registrant is registering an aggregate of 250,000 shares of common stock to be offered by the selling shareholders pursuant to this registration statement. This registration statement also registers such number of additional shares of common stock to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for purposes of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low sales prices reported on The Nasdaq Global Market on June 3, 2011.

(3) Prior to the occurrence of certain events, the Preferred Share Purchase Rights will not be evidenced separately from the common stock.

(4) The registration fee was previously paid with the initial filing of the registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 20, 2011

Prospectus

PATRICK INDUSTRIES, INC.

250,000 Shares
of Common Stock
______________

This prospectus relates to resales from time to time of 250,000 shares of Patrick Industries, Inc. (“Patrick”) common stock. These shares were issued to the selling shareholders in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The shares of our common stock are being registered pursuant to a registration rights agreement with the selling shareholders.

The prices at which the selling shareholders may sell the shares will be determined by prevailing market prices or through privately negotiated transactions. We will not receive any proceeds from the sale of any of the shares. We have agreed to bear the expenses of registering the shares covered by this prospectus and any prospectus supplements under federal and state securities laws.

The shares are being registered to permit the selling shareholders to sell the shares from time to time in the public market. The selling shareholders may sell the shares through ordinary brokerage transactions or through any other means described in the section titled “Plan of Distribution.” We do not know when or in what amount the selling shareholders may offer the shares for sale. The selling shareholders may sell any, all or none of the shares offered by this prospectus.

Our common stock is listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “PATK.” On June 16, 2011, the last reported sale price of our common stock on Nasdaq was $1.93 per share.

Investing in our common stock involves significant risk. See “Risk Factors” beginning on page 3 for a discussion of certain risks you should consider before buying any securities hereunder.
_______________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus and any prospectus supplements. Any representation to the contrary is a criminal offense.
_______________

The date of this prospectus is June   , 2011

No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this prospectus and any prospectus supplements and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this prospectus and any prospectus supplement nor any sale made hereunder shall, under any circumstances, create an implication that the information contained herein is correct as of any date subsequent to the date hereof or that there has been no change in the affairs of the Company since the date hereof. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Unless otherwise indicated or the context otherwise requires in this prospectus:

•	the terms “Patrick,” “we,” “us,” “our,” and the “Company” refer to Patrick Industries, Inc. and its subsidiaries;

•	the term “selling shareholders” refers to those holders listed in the table set forth in “Selling Shareholders”;

•
all references to fiscal years, when used with respect to Patrick, refer to our fiscal years which end on December 31. For example, a reference to fiscal 2010 means the twelve month period that ended December 31, 2010; and

•	currency amounts are stated in United States dollars (“$”, “dollars” or “U.S. $”).

ii

PROSPECTUS SUMMARY

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, the selling shareholders may sell the common stock described in this prospectus in one or more offerings. This prospectus provides you with a general description of the common stock that may be offered. The securities may be sold through underwriters or dealers or may be sold by the selling shareholders and/or through their respective agents designated from time to time. Each time the selling shareholders offer the securities, the selling shareholders may provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also supplement, modify or supersede other information contained in this prospectus. You should carefully read both this prospectus and any applicable prospectus supplement together with the information described below under the headings “Documents Incorporated by Reference” and “Where You Can Find Additional Information”.

Our Business

We are a major manufacturer and distributor of building products and materials to the recreational vehicle (“RV”) and manufactured housing (“MH”) industries. In addition, we are a supplier to certain other industrial markets, such as kitchen cabinet, household furniture, fixtures and commercial furnishings, marine, and other industrial markets. We manufacture a variety of products including decorative vinyl and paper panels, wrapped profile mouldings, interior passage doors, cabinet doors and components, slotwall and slotwall components, and countertops.

We are also an independent wholesale distributor of pre-finished wall and ceiling panels, drywall and drywall finishing products, electronics, adhesives, wiring, electrical and plumbing products, cement siding, interior passage doors, roofing products, laminate flooring, and other miscellaneous products. We have a nationwide network of manufacturing and distribution centers for our products, thereby reducing in-transit delivery time and cost to the regional manufacturing plants of our customers. We believe that we are one of the few suppliers to the RV and MH industries that has such a nationwide network. We maintain three manufacturing plants and two distribution facilities near our principal offices in Elkhart, Indiana, and operate nine other warehouse and distribution centers and six other manufacturing plants in eleven other states.

Our Company was founded in 1959 and incorporated in Indiana in 1961. We have two reportable business segments – Manufacturing and Distribution. For a more comprehensive overview of our business strategy, we refer you to Item 1 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the “Form 10-K”), which is incorporated by reference into this prospectus.

The Offering

Issuer	Patrick Industries, Inc.

Seller	One or more selling shareholders; for more information, see “Selling Shareholders.” We are not selling any of the shares of common stock offered under this prospectus or any prospectus supplement.

Common Stock Offered	250,000 shares.

Use of Proceeds	We will not receive any proceeds from the sale by any selling shareholder of the shares of common stock offered under this prospectus or any prospectus supplement. See “Use of Proceeds.”

Our Common Stock	Our common stock is quoted on The Nasdaq Global Market under the symbol “PATK.”

Risk Factors	Investing in our common stock involves significant risk. See “Risk Factors” for a discussion of the risks associated with an investment in our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms “may,” “should,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “objective,” “plan,” “project” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to inherent risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with such statements, factors that may cause actual results or events to differ materially from those contemplated by such forward-looking statements include, without limitation, the impact of any economic downturns especially in the residential housing market, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in our core businesses, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes and other factors that may be referred to or noted in the Company’s reports filed with the SEC from time to time. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

RISK FACTORS

In addition to the other information in this prospectus, including the matters addressed in “Cautionary Note Regarding Forward-Looking Statements,” you should consider the matters described below, as well as those contained in any applicable prospectus supplement, before deciding whether to invest in our common stock. If any of the following risks actually occur, they could have a material adverse effect on our business and results of operations.

Our results of operations have been, and may continue to be, adversely impacted by the effects of the recent worldwide macroeconomic downturn.

In 2009 and part of 2010, general worldwide economic conditions continued to experience a downturn due to the effects of the deterioration in the residential housing market, subprime lending crisis, general credit market crisis, collateral effects on the finance and banking industries, increased commodity costs, volatile energy costs, concerns about inflation, slower economic activity, decreased consumer confidence, reduced corporate profits and capital spending, adverse business conditions and liquidity concerns (the “economic crisis”). These conditions adversely affected demand in the three major end-markets we serve (the recreational vehicle (“RV”), manufactured housing (“MH”) and industrial markets) in 2009 resulting in decreased sales of our component products into these markets. Although economic conditions improved in 2010 and, as a result our sales, operating income, and cash flows improved when compared to 2009, a further deterioration in these conditions could negatively affect our operations and result in lower sales, income, and cash flows in the future.

In addition, it is still difficult at times for our customers and us to accurately forecast and plan future business activities. If our business conditions warrant, we may be forced to close and/or consolidate certain of our operating facilities, sell assets, and/or reduce our workforce, which may result in our incurring restructuring charges. We cannot predict the duration of the economic downturn, the timing or strength of a subsequent economic recovery or the extent to which the economic downturn will continue to negatively impact our business, financial condition and results of operations.

The continuing downturn in the residential housing market has had an adverse impact on our operations, and is expected to continue in 2011.

The residential housing market has experienced overall declines and credit concerns that are expected to continue in 2011. Approximately 60% of our industrial revenue in 2010 was directly or indirectly influenced by conditions in the residential housing market. The decline in demand for residential housing and the tightening of consumer credit have lowered demand for our industrial products and have had an adverse impact on our operations as a whole. In addition, the impact of the sub-prime mortgage crisis and housing downturn on consumer confidence, discretionary spending, and general economic conditions has decreased and may continue to decrease demand for our products sold to the MH and RV industries.

We may incur significant charges or be adversely impacted by the closure of all or part of a manufacturing or distribution facility.

We periodically assess the cost structure of our operating facilities to distribute and/or manufacture and sell our products in the most efficient manner. Our manufacturing and distribution facilities in Woodburn, Oregon and Fontana, California were sold in February and March 2010, respectively, and we are currently operating in the same facilities under a lease agreement with the purchasers for the use of a portion of the square footage previously occupied. We incurred charges in the first quarter of 2010 related to downsizing our operations in the California facility and to accommodate the use of this facility by two different parties. In addition, in April 2010, we closed our manufacturing division in Madisonville, Tennessee and consolidated operations into the existing owned Mt. Joy, Pennsylvania manufacturing facility in order to offset a sizable reduction in sales volumes that stemmed from the adoption of a new vertical integration strategy by one of our key manufactured housing customers in Tennessee who began to produce and supply its own interior home components. In October 2010, we sold the RV and MH business related to our Oregon manufacturing division to a third party in order to realign company assets.

Based on our assessments and if required by business conditions, we may make capital investments to move, discontinue manufacturing and/or distribution capabilities, sell or close all or part of additional manufacturing and/or distribution facilities in the future. These changes could result in significant future charges or disruptions in our operations, and we may not achieve the expected benefits from these changes which could result in an adverse impact on our operating results, cash flows and financial condition.

The financial condition of our customers and suppliers may deteriorate as a result of the current economic environment and competitive conditions in their markets.

The lingering effects of the recent economic crisis may lead to increased levels of restructurings, bankruptcies, liquidations and other unfavorable events for our customers, suppliers and other service providers and financial institutions with whom we do business. Such events could, in turn, negatively affect our business either through loss of sales or inability to meet our commitments (or inability to meet them without excess expense) because of loss of suppliers or other providers. In addition, several of our major customers are undergoing unprecedented financial distress which may result in such customers undergoing major restructuring, reorganization or other significant changes. The occurrence of any such event could have further adverse consequences to our business including a decrease in demand for our products. If such customers become insolvent or file for bankruptcy, our ability to recover accounts receivables from those customers would be adversely affected and any payments we received in the preference period prior to a bankruptcy filing may be potentially recoverable by the bankruptcy trustee.

Many of our customers participate in highly competitive markets, and their financial condition may deteriorate as a result. A decline in the financial condition of our customers could hinder our ability to collect amounts owed by customers. In addition, such a decline could result in lower demand for our products and services.

Although we have a number of large customers, a limited number of customers account for a significant percentage of the Company’s sales and the loss of several significant customers could have a material adverse impact on our operating results.

We have a number of customers that account for a significant percentage of our net sales. Specifically, two customers in the RV market accounted for a combined 45% of consolidated net sales in 2010. The loss of any of our large customers could have a material adverse impact on our operating results. We do not have long-term agreements with customers and cannot predict that we will maintain our current relationships with these customers or that we will continue to supply them at current levels.

The manufactured housing and recreational vehicle industries are highly competitive and some of our competitors may have greater resources than we do.

We operate in a highly competitive business environment and our sales could be negatively impacted by our inability to maintain or increase prices, changes in geographic or product mix, or the decision of our customers to purchase our competitors’ products instead of our products. We compete not only with other suppliers to the RV and MH producers but also with suppliers to traditional site-built homebuilders and suppliers of cabinetry and flooring. Sales could also be affected by pricing, purchasing, financing, advertising, operational, promotional, or other decisions made by purchasers of our products. Additionally, we cannot control the decisions made by suppliers of our distributed and manufactured products and therefore, our ability to maintain our exclusive and non-exclusive distributor contracts and agreements may be adversely impacted.

The greater financial resources or the lower amount of debt of certain of our competitors may enable them to commit larger amounts of capital in response to changing market conditions. Certain competitors may also have the ability to develop innovative new products that could put the Company at a competitive disadvantage. If we are unable to compete successfully against other manufacturers and suppliers to the RV and MH industries, we could lose customers and sales could decline, or we will not be able to improve or maintain profit margins on sales to customers or be able to continue to compete successfully in our core markets.

Seasonality and cyclical economic conditions affect the RV and MH markets the Company serves.

The RV and MH markets are cyclical and dependent upon various factors, including the general level of economic activity, consumer confidence, interest rates, access to financing, inventory and production levels, and the cost of fuel. Economic and demographic factors can cause substantial fluctuations in production, which in turn impact sales and operating results. Demand for recreational vehicles and manufactured housing generally declines during the winter season. Our sales levels and operating results could be negatively impacted by changes in any of these items. Consequently, the results for any prior period may not be indicative of results for any future period.

The cyclical nature of the domestic housing market has caused our sales and operating results to fluctuate. These fluctuations may continue in the future, which could result in operating losses during downturns.

The U.S. housing industry is highly cyclical and is influenced by many national and regional economic and demographic factors, including:

•	terms and availability of financing for homebuyers and retailers;
•	consumer confidence;
•	interest rates;
•	population and employment trends;
•	income levels;
•	housing demand; and
•	general economic conditions, including inflation, deflation and recessions.

The RV and MH industries and the industrial markets are affected by the fluctuations in the residential housing market. As a result of the foregoing factors, our sales and operating results fluctuate, and we expect that they will continue to fluctuate in the future. Moreover, cyclical and seasonal downturns in the residential housing market may cause us to experience operating losses.

Fuel shortages or higher prices for fuel have had, and could continue to have, an adverse impact on our operations.

The products produced by the RV industry typically require gasoline or diesel fuel for their operation, or the use of a vehicle requiring gasoline or diesel fuel for their operation. There can be no assurance that the supply of gasoline and diesel fuel will continue uninterrupted or that the price or tax on fuel will not significantly increase in the future. Shortages of gasoline and diesel fuel have had a significant adverse effect on the demand for recreational vehicles in the past and would be expected to have a material adverse effect on demand in the future. Rapid significant increases in fuel prices, as we experienced in recent years and are currently experiencing, appear to affect the demand for recreational vehicles when gasoline prices reach unusually high levels. Such a reduction in overall demand for recreational vehicles could have a materially adverse impact on our revenues and profitability. Approximately 58% and 44% of our sales were to the RV industry for 2010 and for 2009, respectively. In 2011, we expect an even higher percentage of our total sales to be concentrated in the RV industry than in 2010 primarily due to forecasted growth in the RV industry.

We are dependent on third-party suppliers and manufacturers.

Generally, our raw materials, supplies and energy requirements are obtained from various sources and in the quantities desired. While alternative sources are available, our business is subject to the risk of price increases and periodic delays in the delivery. Fluctuations in the prices of these requirements may be driven by the supply/demand relationship for that commodity or governmental regulation. In addition, if any of our suppliers seek bankruptcy relief or otherwise cannot continue their business as anticipated, the availability or price of these requirements could be adversely affected.

The increased cost and limited availability of raw materials may have a material adverse effect on our business and results of operations.

Prices of certain materials, including gypsum, lauan, particleboard, MDF, and other commodity products, can be volatile and change dramatically with changes in supply and demand. Certain products are purchased from overseas and are dependent upon vessel shipping schedules and port availability. Further, certain of our commodity product suppliers sometimes operate at or near capacity, resulting in some products having the potential of being put on allocation. We generally have been able to maintain adequate supplies of materials and to pass higher material costs on to our customers in the form of surcharges and base price increases where needed. However, it is not certain that future price increases can be passed on to our customers without affecting demand or that limited availability of materials will not impact our production capabilities. The recent credit crisis and its continuing impact on the financial and housing markets may also impact our suppliers and affect the availability or pricing of materials. Our sales levels and operating results could be negatively impacted by changes in any of these items.

We are subject to governmental and environmental regulations, and failure in our compliance efforts could result in damages, expenses or liabilities that individually or in the aggregate would have a material adverse affect on our financial condition and results of operations.

Our manufacturing businesses are subject to various governmental and environmental regulations. Implementation of new regulations or amendments to existing regulations could significantly increase the cost of the Company’s products. Certain components of manufactured and modular homes are subject to regulation by the U.S. Consumer Product Safety Commission. We currently use materials that we believe comply with government regulations. We cannot presently determine what, if any, legislation may be adopted by Congress or state or local governing bodies, or the effect any such legislation may have on us or the MH industry. In addition, failure to comply with present or future regulations could result in fines or potential civil or criminal liability. Both scenarios could negatively impact our results of operations or financial condition.

The inability to attract and retain qualified executive officers and key personnel may adversely affect our operations.

The loss of any of our executive officers or other key personnel could reduce our ability to manage our business and strategic plan in the short term and could cause our sales and operating results to decline.

Our ability to integrate acquired businesses may adversely affect operations.

As part of our business and strategic plan, we look for strategic acquisitions to provide shareholder value. Any acquisition will require the effective integration of an existing business and its administrative, financial, sales and marketing, manufacturing and other functions to maximize synergies. Acquired businesses involve a number of risks that may affect our financial performance, including increased leverage, diversion of management resources, assumption of liabilities of the acquired businesses, and possible corporate culture conflicts. If we are unable to successfully integrate these acquisitions, we may not realize the benefits identified in our due diligence process, and our financial results may be negatively impacted. Additionally, significant unexpected liabilities could arise from these acquisitions.

Increased levels of indebtedness may harm our financial condition and results of operations.

On March 31, 2011, we entered into a credit agreement (the “Credit Agreement”) with Wells Fargo Capital Finance, LLC as the lender and agent, to establish a four-year $50.0 million revolving secured senior credit facility (the “Credit Facility”). As of April 24, 2011, we had approximately $31.7 million of total debt outstanding under our Credit Facility and $5.0 million aggregate principal amount of our secured senior subordinated notes outstanding payable to the selling shareholders. Our indebtedness may harm our financial condition and negatively impact our results of operations. The level of indebtedness could have consequences on our future operations, including (i) making it more difficult for us to meet our payments on outstanding debt; (ii) an event of default, if we fail to comply with the financial and other restrictive covenants contained in our Credit Agreement and other indebtedness that we have, which could result in all of our debt becoming immediately due and payable; (iii) reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes; (iv) limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business and the industry in which we operate; (v) placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged; and (vi) creating concerns about our credit quality which could result in the loss of supplier contracts and/or customers.

Our Credit Agreement and our secured senior subordinated notes contain various financial performance and other covenants. If we do not remain in compliance with these covenants, our Credit Agreement could be terminated and the amounts outstanding thereunder and the secured senior subordinated notes could become immediately due and payable.

We have a significant amount of debt outstanding that contains financial and non-financial covenants with which we must comply that place restrictions on us. There can be no assurance that we will maintain compliance with the financial covenants under our Credit Agreement or our secured senior subordinated notes. These covenants require that we attain minimum levels of a fixed charge coverage ratio and excess availability under the Credit Facility, and adhere to annual capital expenditure limitations as defined by our Credit Agreement. If we fail to comply with the covenants contained in our Credit Agreement or our secured senior subordinated notes, the lenders could cause our debt to become due and payable prior to maturity or it could result in our having to refinance the indebtedness under unfavorable terms. If our debt were accelerated, our assets might not be sufficient to repay our debt in full and there can be no assurance that we would be able to refinance any or all of this indebtedness.

Industry conditions and our operating results have limited our sources of capital in the past. If we are unable to locate suitable sources of capital when needed, we may be unable to maintain or expand our business.

We depend on our cash balances, our cash flows from operations, and our Credit Facility going forward to finance our operating requirements, capital expenditures and other needs. If the general economic conditions that prevailed during 2009 and 2010 continue or worsen, production of RVs and manufactured homes will likely decline, resulting in reduced demand for our products. A further decline in our operating results could negatively impact our liquidity. In addition, the downturn in the RV and MH industries, combined with our operating results and other changes, limited our sources of financing in the past. If our cash balances, cash flows from operations, and availability under our Credit Facility are insufficient to finance our operations and alternative capital is not available, we may not be able to expand our business and make acquisitions, or we may need to curtail or limit our existing operations.

We have letters of credit representing collateral for our casualty insurance programs and for general operating purposes. The letters of credit are issued under our Credit Agreement. The inability to retain our current letters of credit, to obtain alternative letter of credit sources, or to retain our Credit Agreement to support these programs could require us to post cash collateral, reduce the amount of cash available for our operations, or cause us to curtail or limit existing operations.

Increased levels of inventory may adversely affect our profitability.

Our customers generally do not maintain long-term supply contracts and, therefore, we must bear the risk of advanced estimation of customer orders. We maintain an inventory to support these customers’ needs. Changes in demand, market conditions and/or product specifications could result in material obsolescence and a lack of alternative markets for certain of our customer specific products and could negatively impact operating results.

We may be subject to additional charges for impairment of assets, including goodwill and other long-lived assets, due to potential declines in the fair value of those assets or a decline in expected profitability of the Company or individual reporting units of the Company.

A portion of our total assets as of April 24, 2011 was comprised of goodwill, amortizable intangible assets, and property, plant and equipment. Under generally accepted accounting principles, each of these assets is subject to periodic review and testing to determine whether the asset is recoverable or realizable. The events or changes that could require us to test our goodwill and intangible assets for impairment include a reduction in our stock price and market capitalization and changes in our estimated future cash flows, as well as changes in rates of growth in our industry or in any of our reporting units.

In the future, if actual sales demand or market conditions change from those projected by management, additional asset write-downs may be required. Significant impairment charges, although not always affecting current cash flow, could have a material effect on our operating results and financial position.

A variety of factors could influence fluctuations in the market price for our common stock.

The market price of our common stock could fluctuate in the future in response to a number of factors, including those discussed below. The market price of our common stock has in the past fluctuated and is likely to continue to fluctuate. Some of the factors that may cause the price of our common stock to fluctuate include:

•	variations in our and our competitors’ operating results;

•	historically low trading volume;

•	high concentration of shares held by institutional investors and in particular our majority shareholder, Tontine Capital Partners, L.P. and affiliates (collectively, “Tontine Capital”);

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	the gain or loss of significant customers;

•	additions or departure of key personnel;

•	events affecting other companies that the market deems comparable to us;

•	general conditions in industries in which we operate;

•	general conditions in the United States and abroad;

•	the presence or absence of short selling of our common stock;

•	future sales of our common stock or debt securities;

•	announcements by us or our competitors of technological improvements or new products; and

•	the sale by Tontine Capital or its announcement of an intention to sell, all or a portion of its equity interests in the Company.

Fluctuations in the stock market may have an adverse effect upon the price of our common stock.

The stock markets in general have experienced substantial price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may adversely affect the trading price of our common stock.

Holders of our common stock are subject to the risk of dilution of their investment as the result of the issuance to our lenders of warrants to purchase common stock.

As part of the consideration for amending our former credit agreement in December 2008, we issued a series of warrants (the “2008 Warrants”) to our then existing lenders to purchase 474,049 shares of the Company’s common stock at an exercise price of $1.00 per share. Pursuant to the anti-dilution provisions, the number of shares of common stock issuable upon exercise of the 2008 Warrants was increased to an aggregate of 483,742 shares and the exercise price was adjusted to $0.98 per share during 2009. In addition, pursuant to the anti-dilution provisions, the number of shares of common stock issuable upon exercise of the 2008 Warrants was further increased to an aggregate of 496,397 shares and the exercise price was adjusted to $0.96 per share as a result of the issuance on March 31, 2011, of warrants to purchase 250,000 shares of common stock at an exercise price of $0.01 per share (the “2011 Warrants”), which was less than the 2008 Warrant exercise price then in effect. The 2011 Warrants have been exercised, resulting in dilution to the holders of our common stock. The exercise of the 2008 Warrants would result in dilution to the holders of our common stock.

A majority of our common stock is held by Tontine Capital, which has the ability to control all matters requiring shareholder approval and whose interests may not be aligned with the interests of our other shareholders. In addition, the ownership of a significant portion of our common stock is concentrated in the hands of a few holders.

As of April 24, 2011, Tontine Capital beneficially owned 5,299,963 shares of our common stock or approximately 55.3% of our total common stock outstanding. As a result of its majority interest, Tontine Capital has the ability to control all matters requiring shareholder approval, including the election of our directors, the adoption of amendments to our Articles of Incorporation, the approval of mergers and sales of all or substantially all of our assets, decisions affecting our capital structure and other significant corporate transactions. In addition to its majority interest, pursuant to a Securities Purchase Agreement with Tontine Capital, dated April 10, 2007, if Tontine Capital (i) holds between 7.5% and 14.9% of our common stock then outstanding, Tontine Capital has the right to appoint one nominee to our board; or (ii) holds at least 15% of our common stock then outstanding, Tontine Capital has the right to appoint two nominees to our board. As of April 24, 2011, Tontine Capital has one director on the Company’s board of directors and has not exercised its right to nominate a second director to the board.

The interests of Tontine Capital may not in all cases be aligned with the interests of our other shareholders. The influence of Tontine Capital may also have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management, or limiting the ability of our shareholders to approve transactions that they may deem to be in their best interests. In addition, Tontine Capital and its affiliates are in the business of investing in companies and may, from time to time, invest in companies that compete directly or indirectly with us. Tontine Capital and its affiliates may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

In addition, we are aware of one other institution that owned approximately 6% of our outstanding common stock as of March 31, 2011.

We are not able to predict whether or when Tontine Capital or the other institutions will sell or otherwise dispose of substantial amounts of our common stock. Sales or other dispositions of our common stock by these institutions could adversely affect prevailing market prices for our common stock.

In filings with the SEC, Tontine Capital has indicated that it may dispose of its equity interests in the Company at any time and from time to time. This public disclosure and any future dispositions of stock by Tontine Capital could adversely affect the market price of our common stock.

In filings with the SEC, Tontine Capital has indicated that it may dispose of its equity interests in the Company at any time and from time to time in the open market, through dispositions in kind to parties holding an ownership interest in Tontine Capital or otherwise. The public disclosure of such possible disposition may adversely affect the market price for our common stock due to the large number of shares involved. In addition, we are not able to predict whether or when Tontine Capital will dispose of its stock. Any such future disposition of stock by Tontine Capital may also adversely affect the market price of our common stock.

Certain provisions in our Articles of Incorporation and Amended and Restated By-laws may delay, defer or prevent a change in control that our shareholders each might consider to be in their best interest.

Our Articles of Incorporation and Amended and Restated By-laws contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making them unacceptably expensive to the raider, and to encourage prospective acquirers to negotiate with our board of directors rather than to attempt a hostile takeover.

We have in place a Rights Agreement which permits under certain circumstances each holder of common stock, other than potential acquirers, to purchase one one-hundredth of a share of a newly created series of our preferred stock at a purchase price of $30 or to acquire additional shares of our common stock at 50% of the current market price. The rights are not exercisable or transferable until a person or group acquires 20% or more of our outstanding common stock, except with respect to Tontine Capital and its affiliates and associates, which are exempt from the provisions of the Rights Agreement pursuant to an amendment signed on March 12, 2008. The effects of the Rights Agreement would be to discourage a stockholder from attempting to take over our company without negotiating with our Board of Directors.

Conditions within the insurance markets could impact our ability to negotiate favorable terms and conditions for various liability coverages and could potentially result in uninsured losses.

We negotiate our insurance contracts annually for property, casualty, workers compensation, general liability, health insurance, and directors’ and officers’ liability coverage. Due to conditions within these insurance markets and other factors beyond our control, future coverage limits, terms and conditions and the amount of the related premiums could have a negative impact on our operating results. While we continually measure the risk/reward of policy limits and coverage, the lack of coverage in certain circumstances could result in potential uninsured losses.

USE OF PROCEEDS

All of the shares of common stock covered by this prospectus or any applicable prospectus supplement may be sold by the selling shareholders identified in this prospectus or any applicable prospectus supplement, or by their pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from the sale of these shares of common stock.

DESCRIPTION OF CAPITAL STOCK

In this section, we describe the material features and rights of our capital stock. This summary is qualified in its entirety by reference to applicable Indiana law, our Articles of Incorporation and our Amended and Restated By-laws. See “Where You Can Find Additional Information”.

General

We are currently authorized to issue 20,000,000 shares of common stock, without par value, and 1,000,000 shares of preferred stock, without par value. Each share of our common stock has the same relative rights as, and is identical in all respects to, each other share of our common stock. On April 29, 2011, there were 9,585,189 shares of our common stock outstanding. There are no shares of preferred stock outstanding.

Common Stock

Issuance of Common Stock. Shares of common stock may be issued from time to time as our board shall determine and on such terms and for such consideration as shall be fixed by the board. The authorized number of shares of common stock may, without a class or series vote, be increased or decreased from time to time by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote.

Dividends and Rights Upon Liquidation. After the requirements with respect to preferential dividends on preferred stock, if any, are met, the holders of our outstanding common stock are entitled to receive dividends out of assets legally available at the time and in the amounts as the board may from time to time determine. Our common stock is not convertible or exchangeable into other securities. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive the assets that are legally available for distribution on a pro rata basis, after payment of all of our debts and other liabilities and subject to the prior rights of holders of any preferred stock then outstanding. The Company does not currently pay a dividend on its common stock.

Voting Rights. The holders of the common stock are entitled to vote at all meetings of the shareholders and are entitled to cast one vote for each share of common stock held by them respectively and standing in their respective names on the books of the Company.

Preemptive Rights. Holders of our common stock do not have preemptive rights with respect to any shares that may be issued. Shares of our common stock are not subject to redemption.

Shareholder Rights Agreement

On March 21, 2006, our board adopted the Rights Agreement. On the effective date of the Rights Agreement, March 21, 2006, our board declared a dividend of one right for each share of our common stock. The dividend was payable to all shareholders of record at the close of business on March 31, 2006 and with respect to all shares that become outstanding after the record date, except as subject to adjustments as provided in the Rights Agreement. Subject to exceptions, each right entitles the registered holder to purchase from us one one-hundredth of a share of our preferred stock, at an exercise price of $30.

The share purchase rights are not exercisable until the earlier to occur of (i) 10 days following the date of public disclosure that a person or group, together with persons affiliated or associated with it, has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the voting power of the aggregate of all shares of our voting stock, and (ii) 10 days following commencement or disclosure of an intention to commence a tender offer or exchange offer by a person and certain related entities if, upon consummation of the offer, such person or group, together with persons affiliated or associated with it, could acquire beneficial ownership of 20% or more of the total voting power of all shares of our voting stock, subject to exceptions. On March 12, 2008, in connection with a private placement of common stock with Tontine Capital, we amended these provisions to exempt Jeffrey L. Gendell, Tontine Capital Partners, L.P., Tontine Capital Management, L.L.C., Tontine Capital Overseas Master Fund, L.P. and Tontine Capital Overseas GP, L.L.C. or any of their affiliates or associates, acting individually, with another person, or any group. Tontine Capital Management, L.L.C. is the general partner of Tontine Capital Partners, L.P. and Tontine Capital Overseas GP, L.L.C. is the general partner of Tontine Capital Overseas Master Fund, L.P. Mr. Gendell is the Managing Member of Tontine Capital Management, L.L.C. and Tontine Capital Overseas GP, L.L.C.

If we are (i) acquired in a merger or other business combination transaction and we are not the surviving corporation, (ii) any person consolidates or merges with us and all or part of our common stock is converted or exchanged for securities, cash or property of any other person or (iii) 50% or more of our assets or earning power are sold or transferred, then each holder of a right (except rights which previously have been voided as described in the Rights Agreement) shall thereafter have the right to receive, upon exercise, common stock of the ultimate parent company having a value equal to two times the exercise price of the right.

Until a right is exercised, the holder has no rights as a shareholder of the Company, including the right to vote or to receive dividends or distributions. We may, without the approval of any holder of the rights, but only if at that time the board consists of a majority of disinterested directors, supplement or amend any provision of the Rights Agreement, except as defined in the Rights Agreement.

Preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of preferred stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock, if it is greater. In the event of liquidation, the holders of the preferred stock will be entitled to a minimum preferential liquidation payment of $100.00 per share, but will be entitled to an aggregate payment of 100 times the payment made per share of common stock, if it is greater. In the event of any merger or other business combination in which common stock is exchanged, each share of preferred stock will be entitled to receive 100 times the amount received per share of common stock. These rights are protected by customary anti-dilution provisions.

Because of the nature of the preferred stock’s dividend, liquidation and voting rights, the value of the one one-hundredth of a share of preferred stock purchasable upon exercise of each right is intended to approximate the value of one share of common stock.

The rights have certain anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board, except pursuant to an offer conditioned upon a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the board prior to the time a person or group has acquired beneficial ownership of 20% or more of the common stock, because until such time, the rights may be redeemed by us at $0.01 per right and the Rights Agreement may be amended.

For a more complete description, you should read the Rights Agreement, as amended, which is incorporated by reference in the “Exhibits” section to the Registration Statement of which this prospectus is a part.

Relevant Provisions of the Indiana Business Corporation Law

The Indiana Business Corporation Law (the “IBCL”) limits some transactions between an Indiana company and any person who acquires 10% or more of the company’s common stock (an “interested shareholder”). During the five-year period after the acquisition of 10% or more of a company’s common stock, an interested shareholder cannot enter into a business combination with the company unless, before the interested shareholder acquired the common stock, the board of directors of the company approved the acquisition of common stock or approved the business combination. After the five-year period, an interested shareholder can enter into only the following three types of business combinations with the company: (i) a business combination approved by the board of directors of the company before the interested shareholder acquired the common stock; (ii) a business combination approved by holders of a majority of the common stock not owned by the interested shareholder; and (iii) a business combination in which the shareholders receive a price for their common stock at least equal to a formula price based on the highest price per common share paid by the interested shareholder.

In addition, under Indiana law, a person who acquires shares giving that person more than 20%, 33 1/3%, and 50% of the outstanding voting securities of an Indiana corporation is subject to the “Control Share Acquisitions Statute” of the IBCL and may lose the right to vote the shares which take the acquiror over these respective levels of ownership. Before an acquiror may vote the shares that take the acquiror over these ownership thresholds, the acquiror must obtain the approval of a majority of the shares of each class or series of shares entitled to vote separately on the proposal, excluding shares held by officers of the corporation, by employees of the corporation who are directors of the corporation and by the acquiror. An Indiana corporation subject to the Control Share Acquisitions Statute may elect not to be covered by the statute by so providing in its articles of incorporation or by-laws. We have adopted a provision in our Amended and Restated By-laws which states that the Control Share Acquisitions Statute shall not apply to the issued and outstanding shares of our common stock. We opted out of the Control Share Acquisitions Statute when we sold Tontine Capital shares of our common stock in connection with the Adorn Acquisition.

SELLING SHAREHOLDERS

The selling shareholders may from time to time offer and sell pursuant to this prospectus and any prospectus supplement any or all of the shares of common stock listed opposite their names below. When we refer to the “selling shareholders” in this prospectus or any prospectus supplement, we mean those persons listed in the table at the end of this section, as well as the pledgees and donees, assignees, transferees, successors and others who later hold any of the selling shareholders’ interests, provided those interests still are registrable securities as defined in the Registration Rights Agreement.

On March 31, 2011, in connection with the refinancing of our then existing credit facility, we entered into a Secured Senior Subordinated Note and Warrant Purchase Agreement with Tontine Capital Overseas Master Fund II, L.P., a Cayman Islands limited partnership (“TCP 2”), and Northcreek Mezzanine Fund I, L.P., a Delaware limited partnership (“Northcreek”), as Buyers and with Northcreek as Collateral Agent (the “Purchase Agreement”). Under the Purchase Agreement, we issued $2.5 million of secured senior subordinated notes to each of TCP 2 and Northcreek (the “Notes”). The Notes are secured by a pledge of substantially all of our assets and subordinated to our obligations under our Credit Facility. The Notes bear interest at a rate equal to 10% per annum until March 31, 2013 and 13% thereafter. The Notes mature on March 31, 2016. The representations, warranties, covenants and events of default under the Purchase Agreement are consistent with those applicable under our Credit Agreement.

As partial consideration for the Notes, on March 31, 2011, the Company issued warrants to purchase 125,000 shares of the Company’s common stock to each of TCP 2 and Northcreek at an exercise price of $0.01 per share. These warrants have been exercised and the common stock issued upon exercise of these warrants is being offered pursuant to this prospectus. We agreed to register the common stock issued upon exercise of the warrants under Amendment No. 1 to the Second Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) dated March 31, 2011 by and among us and the selling shareholders. The warrants and the common stock issued upon the exercise of the warrants were issued to the selling shareholders in transactions exempt from the registration requirements of Section 4(2) of the Securities Act of 1933, as amended.

Under the Registration Rights Agreement, we agreed to file a shelf registration statement (of which this prospectus is a part) registering the shares of common stock issued upon the exercise of the warrants issued to TCP 2 and Northcreek. Under the Registration Rights Agreement, we may, upon giving prompt written notice to the selling shareholders, suspend their use of the prospectus and any prospectus supplement for a period not to exceed 30 days on any one occasion, not more than twice during any twelve (12) month period, and not to exceed an aggregate of 60 days in any twelve (12) month period, if the filing of the registration statement or the continued effectiveness of the registration statement at any time would require us to disclose material, non-public information relating to a significant transaction. We will promptly notify the selling shareholders of any suspension, and amend or supplement the prospectus, if necessary, so it does not contain any untrue statement or omission therein and furnish to the selling shareholder such numbers of copies of the prospectus as so amended or supplemented as the selling shareholders may reasonably request.

Under the Registration Rights Agreement, we agreed to amend the shelf registration statement (of which this prospectus is a part) to cover any additional shares which may be acquired by the selling shareholders.

The table below sets forth the name of each selling shareholder and the number of shares of common stock that each selling shareholder listed below may offer pursuant to this prospectus and any prospectus supplement. Only those selling shareholders listed below or their assignees, transferees, successors and others who later hold any of the selling shareholders’ interests, or the selling shareholders pledgees or donees may offer and sell the common stock pursuant to this prospectus and any prospectus supplement. The selling shareholders may offer for sale pursuant to this prospectus and any prospectus supplement from time to time any or all of the common stock listed below. Accordingly, no estimate can be given as to the shares of common stock that the selling shareholders will hold upon consummation of any such sales. In addition, the selling shareholders listed in the table below may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock since the date as of which the information in the table is presented. The percentages calculated in the table below are based on 9,585,189 shares of common stock outstanding as of April 29, 2011.

Name	Shares of Common Stock Owned Prior to the Offering		Percent of Common Stock Owned Before the Offering	Shares of Common Stock That May Be Offered Hereby	Common Stock Owned After the Offering (1)	Percent of Common Stock Owned After the Offering (1)
Northcreek Mezzanine Fund I, L.P. (2)	125,000		*	125,000	0	0
Tontine Capital Overseas Master Fund II, L.P. (3)	5,299,963	(3)	55.3%	125,000	5,174,963	54.0%

* Represents less than 1%.

(1) Assumes that 100% of the common stock offered hereby was sold.
(2) Barry A. Peterson is Vice President of Northcreek Management, Inc., Member of NMF, GP, the General Partner of Northcreek Mezzanine Fund I, L.P., and a member of the NMF, GP’s Investment Committee, and has voting and dispositive power over these shares.
(3) Includes shares that may be beneficially owned by Tontine Capital Management, L.L.C. (“TCM”), Tontine Capital Partners, L.P. (“TCP”), Tontine Capital Overseas Master Fund, L.P. (“TMF”), TCP 2, Tontine Capital Overseas GP, L.L.C. (“TCO”), Tontine Asset Associates, L.L.C. (“TAA”) and Jeffrey L. Gendell. Includes 4,221,155 shares owned directly by TCP, 729,399 shares owned directly by TMF, and 349,409 shares owned directly by TCP 2. Mr. Gendell is the managing member of TCM, TCO and TAA, which are the general partners of TCP, TMF and TCP 2, respectively, and has shared voting and dispositive power over these shares. All of these shares may be deemed to be beneficially owned by Mr. Gendell. He disclaims beneficial ownership of the shares owned by any of these entities, except to the extent of his pecuniary interest therein.

PLAN OF DISTRIBUTION

The selling shareholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling shareholders), may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling shareholders may sell the securities by one or more of the following methods, without limitation:

(a)            block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)            purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

(c)            on any national securities exchange or quotation service on which the securities are listed or quoted at the time of sale;

(d)            in the over-the-counter market;

(e)            otherwise than on such exchanges or services or in the over-the-counter market;

(f)            ordinary brokerage transactions and transactions in which the broker solicits purchases;

(g)            privately negotiated transactions;

(h)            short sales;

(i)             through the writing of options on the securities, whether or not the options are listed on an options exchange;

(j)             through the distribution of the securities by any selling shareholder to its partners, members or shareholders;

(k)            one or more underwritten offerings on a firm commitment or best efforts basis;

(l)             transactions which may involve crosses or block transactions;

(m)           to cover hedging transactions (other than “short sales” as defined in Rule 3b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) made pursuant to this prospectus;

(n)            by pledge to secure debts or other obligations;

(o)            any combination of any of these methods of sale; and

(p)            any other manner permitted pursuant to applicable law.

The selling shareholders may also transfer the securities by gift. We do not know of any arrangements by the selling shareholders for the sale of any of the securities.

The selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling shareholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling shareholders may also sell the securities in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling shareholders. As and when a selling shareholder takes such actions, the number of securities offered under this prospectus on behalf of such selling shareholder will decrease. The plan of distribution for that selling shareholder’s securities will otherwise remain unchanged. In addition, a selling shareholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling shareholders’ securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling shareholder and/or purchasers of selling shareholders’ securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling shareholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling shareholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling shareholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

The selling shareholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling shareholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We have agreed to indemnify in certain circumstances the selling shareholders and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act. The selling shareholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

We agreed pursuant to the Second Amended and Restated Registration Rights Agreement we entered into with the selling shareholders to register such securities and all other shares of common stock owned by them under the Securities Act, and to use reasonable best efforts to keep the registration statement, of which this prospectus is a part, effective for a period of five years after the registration statement first becomes effective. We have agreed to pay all expenses in connection with this offering, including the fees and expenses of counsel or other advisors to the selling shareholders, but not including underwriting discounts, concessions or commissions of the selling shareholders.

We will not receive any proceeds from sales of any securities by the selling shareholders. We cannot assure you that the selling shareholders will sell all or any portion of the securities offered hereby.

LEGAL MATTERS

The validity of the common stock being registered hereby will be passed upon for us by McDermott Will & Emery LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of the Company for the years ended December 31, 2010 and 2009 have been audited by Crowe Horwath LLP, independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated by reference in this prospectus. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Patrick Industries, Inc. for the year ended December 31, 2008 appearing in Patrick Industries, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy reports, statements or other information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the public reference facility. Our SEC filings are also available to the public at the website maintained by the SEC at http://www.sec.gov. You can find additional information about us, including our annual reports on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K, on our website at www.patrickind.com. The information on our website is not a part of this prospectus.

We have filed with the SEC a registration statement on Form S-3 to register the securities. This prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all of the information set forth in the registration statement. For further information you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review and copy the registration statement and its exhibits and schedules at the public reference facility maintained by the SEC as described above. The registration statement, including its exhibits and schedules, is also available on the SEC’s website.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information that we and other registrants file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference in this prospectus the following:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 30, 2011;

•
the information under the captions “Proposal 1: Election of Directors,” “Section 16(a) Beneficial Ownership Reporting Compliance,” “Corporate Governance,” “Executive Compensation,” “2010 Non-Employee Director Compensation,” “Security Ownership of Certain Beneficial Owners and Management,” “Related Party Transactions,” and “Independent Public Accountants” in our Proxy Statement filed with the SEC on April 19, 2011;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 27, 2011, filed with the SEC on May 10, 2011;

•	our Current Report on Form 8-K filed with the SEC on April 5, 2011;

•
the description of our common stock and the Preferred Share Purchase Rights contained in our registration statement on Form 8-A filed with the SEC on April 3, 1996 pursuant to Section 12 of the Exchange Act; and

•	any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the selling shareholders sell all of the securities.

You may request a copy of these filings, at no cost, by writing or calling us at Patrick Industries, Inc., P.O. Box 638, Elkhart, Indiana, 46515, telephone: (574) 294-7511, Attn: Chief Financial Officer.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

Part II

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than discounts, commission and concessions payable to broker-dealers and agents, in connection with the offering and distribution of the securities being offered hereunder. Except for the SEC registration fee, all amounts are estimates. All of these fees and expenses will be borne by the registrant.

SEC registration fee	$64
Legal fees and expenses*	50,000
Accounting fees and expenses*	30,000
Printing*	5,000
Miscellaneous expenses*	5,000
Total	$90,064

*Estimated.

Item 15. Indemnification of Directors and Officers

Our Articles of Incorporation provide that we shall indemnify our directors and officers to the fullest extent permitted by the IBCL. Our Amended and Restated By-laws require us to indemnify our directors and officers and such provisions require us, among other things, (i) to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers provided such persons acted in good faith and in a manner reasonably believed to be in the best interests of Patrick and, with respect to any criminal action, had no cause to believe their conduct was unlawful; (ii) to advance the expenses actually and reasonably incurred by its officers and directors as a result of any proceeding against them as to which they could be indemnified and (iii) to obtain directors’ and officers’ insurance if available on reasonable terms. There is no action or proceeding pending or, to our knowledge, threatened which may result in a claim for indemnification by any director, officer, employee or agent.

The Second Amended and Restated Registration Rights Agreement with respect to the offering of securities registered hereunder provides in certain instances, for indemnification of Patrick and our officers and directors by the holders of the securities registered hereunder, against certain liabilities, including liabilities under the Securities Act of 1933.

Item 16. Exhibits and Financial Statement Schedules

Exhibits

3.1	Articles of Incorporation of Patrick Industries, Inc. (filed as Exhibit 3.1 to the Company’s Form 10-K filed on March 30, 2010 and incorporated herein by reference).

3.2	Amended and Restated By-laws of Patrick Industries, Inc. (filed as Exhibit 3.1 to the Company’s Form 8-K on January 21, 2009 and incorporated herein by reference).

4.1
Second Amended and Restated Registration Rights Agreement, dated as of December 11, 2008, by and among Patrick Industries, Inc., Tontine Capital Partners, L.P., Tontine Capital Overseas Master Fund, L.P. and the lenders party thereto (incorporated by reference to Form 8-K filed on December 15, 2008).

4.2
Amendment No. 1 to Second Amended and Restated Registration Rights Agreement dated March 31, 2011 by and among Patrick Industries, Inc., Tontine Capital Partners, L.P., Tontine Capital Overseas Master Fund, L.P., Tontine Capital Overseas Master Fund II, L.P. and Northcreek Mezzanine Fund I, L.P. (filed as Exhibit 10.9 to the Company’s Form 8-K filed on April 5, 2011 and incorporated herein by reference).

4.3
Rights Agreement, dated March 21, 2006, between Patrick Industries, Inc. and National City Bank, as Rights Agent (filed as Exhibit 10.1 to the Company’s Form 8-K filed on March 23, 2006 and incorporated herein by reference).

4.4
Amendment No. 1 to Rights Agreement, dated May 18, 2007, between Patrick Industries, Inc. and National City Bank, as Rights Agent (filed as Exhibit 10.5 to the Company’s Form 8-K filed on May 24, 2007 and incorporated herein by reference).

4.5
Amendment No. 2 to Rights Agreement, dated March 12, 2008, between Patrick Industries, Inc. and National City Bank, as Rights Agent (filed as Exhibit 10.3 to the Company’s Form 8-K filed on March 13, 2008 and incorporated herein by reference).

5.1	Opinion of McDermott Will & Emery LLP, dated June 8, 2011 (filed as Exhibit 5.1 to the Company’s Form S-3 (SEC File No. 333-174774) filed on June 8, 2011 and incorporated herein by reference).

23.1	Consent of Crowe Horwath LLP, dated June 8, 2011 (filed as Exhibit 23.1 to the Company’s Form S-3 (SEC File No. 333-174774) filed on June 8, 2011 and incorporated herein by reference).

23.2	Consent of Ernst & Young LLP, dated June 8, 2011 (filed as Exhibit 23.2 to the Company’s Form S-3 (SEC File No. 333-174774) filed on June 8, 2011 and incorporated herein by reference).

23.3	Consent of McDermott Will & Emery LLP (filed with Exhibit 5.1).

24.1*	Power of Attorney (filed as part of signature page).

*Previously Filed.

Item 17. Undertakings

The undersigned hereby undertakes:

(a)            The undersigned hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)            That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)            That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)             Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)            Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)            The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)            The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elkhart, State of Indiana, on June 20, 2011.

PATRICK INDUSTRIES, INC.

By:	/s/ Andy L. Nemeth
Andy L. Nemeth
Executive Vice President-Finance and Chief Financial Officer
(Principal Financial and Accounting Officer)

Pursuant to the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of June, 2011.

Signature	Title
/s/ Paul E. Hassler	Chairman of the Board
Paul E. Hassler

/s/ Todd M. Cleveland	President and Chief Executive Officer and Director
Todd M. Cleveland	(Principal Executive Officer)

/s/ Andy L. Nemeth	Executive Vice President-Finance, Chief Financial Officer and Director
Andy L. Nemeth	(Principal Financial and Accounting Officer)

/s/ Terrence D. Brennan	Director
Terrence D. Brennan

/s/ Joseph M. Cerulli	Director
Joseph M. Cerulli

/s/ Keith V. Kankel	Director
Keith V. Kankel

/s/ Larry D. Renbarger	Director
Larry D. Renbarger

/s/ Walter E. Wells	Director
Walter E. Wells